EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                                 JOHN G. WARNER

      This EMPLOYMENT AGREEMENT is made this 19th day of December, 1996 between COUNTY NATIONAL BANK, a Maryland Corporation (the "Employer") and Mr. John G. Warner ("Employee"). In consideration of the mutual covenants recited herein, the parties agree as follows:

      1. EMPLOYMENT. The Employer employs the Employee and the Employee accepts employment upon the terms and conditions of this agreement.

      2. TERM. The initial term of this agreement shall be two years to begin on January 1, 1997 (the "Anniversary Date") and shall be renewed for an additional period of two years on each Anniversary Date thereafter provided neither party submits a notice of termination thirty days prior to any Anniversary Date.

      3. DUTIES. The Employee is engaged as Executive Vice President of the Bank located in Glen Burnie, Maryland.

      4. COMPENSATION. For all services rendered by the Employee, the Employer shall pay to the Employee the following compensation:

          A. A base salary of $100,000 a year, payable in equal bi-weekly installments on the normal pay day as established by the Employer. Salary payments shall be subject to withholding and other applicable taxes. The Employee is entitled to receive annual merit increases based on performance reviews that shall become additions to the base salary.

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          B. The Employee may be entitled to receive a discretionary annual bonus from the Bank based on criteria set forth by the Board of Directors.

      5. EMPLOYEE BENEFITS. The Employer will provide the employee with benefits as shall be provided from time to time to other senior officer employees and on the same terms and conditions as applicable to such other employees.

      6. TERMINATION.

          A. Death. This agreement shall immediately terminate upon the death of the Employee, in which event the Employer shall not thereafter be obligated to make any further payments hereunder other than amounts accrued as of the date of the Employee's death and amounts payable to Employee under insurance policies on the life of the Employee maintained by the Employer.

          B. Disability. In the event the Employee becomes, in the good faith opinion of the Board of Directors, incapable of performing his duties due to physical or mental illness, the Bank may terminate the Employee's employment upon not less than five (5) days notice. Upon such termination, the Bank shall not thereafter be obligated to make any further payments other than amounts accrued as of the date of termination. Thereafter, the Employee will be eligible for such payments as may be provided by the Bank's disability plans.

          C. Termination only for Cause. Employment hereunder shall terminate immediately if the Employer discharges Employee for cause, in which event the Employer shall not be obligated to make any further payments hereunder other than amounts accrued as of the date of termination. "Cause" shall include only the following:

          (i) Employee's fraud, misappropriation, or embezzlement.

          (ii) Employee's material violation of any provision of this Agreement;

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          (iii) Employee's conviction of a felony;

          D. If the Employer terminates the Employee without such cause, the Employee shall continue to receive all compensation and Employee benefits for twenty-four (24) months following any such termination. Further, if the Employer terminates Employee without cause and fails to pay the compensation and benefits described herein, Employer shall pay the Employee's reasonable attorney fees and cost in pursuing his legal remedies to obtain the twenty-four (24) months of compensation and benefits which the Employer is required to pay under this contract.

          E. If the Employee wishes to terminate employment prior to the end of the term, and upon written notice of resignation, a departure date will be agreed upon by mutual agreement. Upon such termination, the Bank shall not thereafter be obligated to make any further payments other than amounts accrued as of the date of termination.

      8. WAIVER OF BREACH. The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

      9. ASSIGNMENT. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

      10. NOTICES. All notices hereunder shall be in writing and either delivered in person or mailed by registered or certified mail, return receipt requested, to the Employee at the

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Employee's address as it appears on the Bank's records and to County National
Bank, directed to the attention of the Chairman of the Board, and shall be deemed given when so delivered or mailed.

      11. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

      12. BINDING EFFECT. Subject as aforesaid, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. If any provision of this Agreement shall become illegal or unenforceable, in whole or in part, for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid and binding.

      13. APPLICABLE LAW. This Agreement is made pursuant to and shall be governed, construed and enforced in all respects and for all purposes in accordance with the laws of the State of Maryland.

      14. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or in any manner associated with Employee's employment shall be settled exclusively by arbitration in Maryland, in accordance with the rules of the American Arbitration Association then in effect.

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      IN WITNESS WHEREOF the parties have executed this Agreement on December
19, 1996.

EMPLOYEE                                COUNTY NATIONAL BANK


/s/ John G. Warner                      By: /s/ Henry L. Hein
---------------------------------           ---------------------------------
John G. Warner                              Henry L. Hein
Executive Vice President                    Chairman of the Board


Attest: /s/                             Attest: /s/
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